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                                  EXHIBIT 10(d)








                           EXCLUSIVE LICENSE AGREEMENT


                                     BETWEEN


                           MARC PHARMACEUTICALS, INC.

                                     (MARC)


                                       AND


                        CORNELL RESEARCH FOUNDATION, INC.

                                  (FOUNDATION)





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                           EXCLUSIVE LICENSE AGREEMENT


         This License Agreement ("AGREEMENT") is made as of the _________ day of June 2002 (the "EFFECTIVE DATE"), by and between Cornell Research Foundation, Inc. (the "FOUNDATION"), a nonprofit corporation of the State of New York, with offices located at 20 Thornwood Drive, Suite 105, Ithaca, New York 14850, and Marc Pharmaceuticals, Inc. ("MARC"), a corporation organized under the laws of the State of Delaware, with offices located at One Canterbury Green, 8th Floor, Stamford, CT 06901.

         WHEREAS, MARC is funding research at Cornell University's Weill Medical College ("WMC") under a separate sponsored research agreement (the "SPONSORED RESEARCH AGREEMENT", attached hereto as Attachment 1); and

         WHEREAS, Dr. Brij B. Saxena, has developed certain TECHNOLOGY (as hereinafter defined) relating to the preparation of betulinol derivatives directed towards the treatment of cancer and described in Attachment 2 attached hereto; and

         WHEREAS, FOUNDATION is a wholly owned subsidiary of Cornell University ("CORNELL"), and holds the ownership interests in certain intellectual property developed by Dr. Brij B. Saxena and others of WMC and administers licenses in a manner consistent with the policies of CORNELL; and

         WHEREAS, MARC desires to obtain the exclusive right and license to use, develop, exploit and commercialize the TECHNOLOGY, and any intellectual property developed under the SPONSORED RESEARCH AGREEMENT; and

         WHEREAS, FOUNDATION has determined that the exploitation of the intellectual property developed by Dr. Saxena, et al. is in the best interest of FOUNDATION and is consistent with its educational and research missions and goals; and


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         WHEREAS, FOUNDATION and MARC agree to the following terms and conditions in order to develop the TECHNOLOGY for commercial purposes, and utilize it in the public interest.

         NOW, THEREFORE, in consideration of the promises and covenants contained in this AGREEMENT and intending to be legally bound, the parties agree as follows:

1.  DEFINITIONS

       1.1 ADDITIONAL PAYMENT means any payment to MARC by a third party sublicensee other than (i) a research payment, (ii) an advance against royalty payments; (iii) a guaranteed minimum royalty payment or (iv) royalty payments.

       1.2 AFFILIATE means any legal entity directly or indirectly controlling, controlled by or under common control with MARC. For purposes of this AGREEMENT, "control" means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity.

       1.3 CALENDAR QUARTER means each three-month period that this AGREEMENT is in force, or any portion thereof, beginning on January 1, April 1, July 1 and October 1 of each year.

       1.4 COMPLETE TRANSFER means the transfer by MARC to a third party of all of its rights, title and interest with respect to the FOUNDATION LICENSED PRODUCT(S) and the FOUNDATION PATENT RIGHTS.

       1.5 CONTRACT YEAR means each twelve (12) month period ending on December 31.

       1.6 FOUNDATION LICENSED PRODUCT(S) means products or methods which are made, made for, used, offered for sale, sold or imported by or on behalf of MARC, its


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              AFFILIATE, or any sublicensee and which: (1) in the absence of this AGREEMENT would infringe at least one VALID CLAIM in the jurisdiction in which said product or method is made, made for, used, offered for sale, sold or imported by or on behalf of MARC, its AFFILIATE, or a sublicensee, or (2) use, at least in part, FOUNDATION TECHNICAL INFORMATION.

       1.7 FOUNDATION PATENT RIGHTS means (a) all patents and patent applications listed in Attachment 2 and their foreign counterparts and extensions, including continuation, divisional and re-issue applications and re-examinations; (b) all patents issuing from those United States patent applications listed in Attachment 2 and their foreign counterparts and extensions, including continuation, divisional and re-issue applications and re-examinations; and (c) all invention disclosures listed in Attachment 2, all patents and patent applications arising from such disclosures, all patents issuing from such patent applications, and foreign counterparts and extensions, including continuation, divisional and re-issue applications and any re-examinations of any of the foregoing in this subparagraph (c).

       1.8 FOUNDATION TECHNICAL INFORMATION means all the FOUNDATION Confidential Information pertaining to manufacture and use of FOUNDATION LICENSED PRODUCTS that is disclosed to MARC by FOUNDATION and that is not disclosed in any patent within the FOUNDATION PATENT RIGHTS.

       1.9    FIELD OF USE means oncology.

       1.10 NET SALES, for purposes of this AGREEMENT, means the consideration attributable to the SALE of any FOUNDATION LICENSED PRODUCT(S) to a third party received by MARC, its AFFILIATES, or its sublicensees, less qualifying costs directly attributable to such SALE and borne by MARC, its AFFILIATES, or its sublicensees. Such qualifying costs shall include: (a) discounts for quantity purchases, prompt payments and for wholesalers and distributors;
              (b) credits or refunds, not exceeding the original invoice amount, for claims or returns; outbound transportation expenses and transportation insurance premiums; (c) sales and use taxes and other fees imposed by a


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              governmental agency; (d) commissions actually paid to brokers and salesmen; and (e) any other costs customarily incurred with respect to sales of similar products.

       1.11 SALE means any bona fide transaction for which consideration is received by MARC or its AFFILIATE(S) or an authorized sublicensee of MARC under this AGREEMENT for the sale, use, lease, transfer or other disposition of FOUNDATION LICENSED PRODUCT(S). A SALE of FOUNDATION LICENSED PRODUCT(S) shall be deemed completed at the time MARC, its AFFILIATE(S), or its sublicensee receives payment for such FOUNDATION LICENSED PRODUCT(S).

       1.12 SPONSORED RESEARCH AGREEMENT means the Sponsored Research Agreement between MARC and the FOUNDATION.

       1.13 TECHNOLOGY means the novel inventions, designs, discoveries, improvements, principles, concepts, systems, formulas, algorithms, methodologies, techniques, processes, procedures, results, software, plans, specifications, guidelines, instructions, training, instructor guides, student materials compositions, biological materials, devices, or other ideas or expressions claimed in FOUNDATION PATENT RIGHTS.

       1.14 UNACCEPTABLE PARTY means any entity with respect to which, in the three (3) years preceding the date of determination, there has been (i) a regulatory determination of material violations of the laws and regulations of the Food and Drug Administration or a comparable agency in another jurisdiction or (ii) a material criminal conviction relating to the manufacturing or distributing of a pharmaceutical product or which, at the date of determination, is insolvent and unable to pay its debts as incurred.

       1.15 UNRECOUPED COSTS means costs and expenses incurred by MARC from the date of this AGREEMENT until the date of determination in connection with the FOUNDATION LICENSED PRODUCT(S), including, without limitation, the cost incurred in connection with the SPONSORED RESEARCH AGREEMENT.

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       1.16   VALID CLAIM means either (i) an issued and/or granted claim of an in force patent within the FOUNDATION PATENT RIGHTS, or (ii) a pending claim contained in a patent application included in the FOUNDATION PATENT RIGHTS which is being diligently prosecuted by or on behalf of FOUNDATION and has not been pending for more than three (3) years from the filing of the first application in which such claim or any obvious variation thereof was presented.

2.  LICENSE GRANT

         2.1 Subject to the terms and conditions of this AGREEMENT, FOUNDATION hereby grants and MARC hereby accepts for the term of this AGREEMENT an exclusive, world-wide right and license, including the right to grant sublicenses, under the FOUNDATION PATENT RIGHTS, to make, have made, use, import, sell and offer for sale FOUNDATION LICENSED PRODUCT(S) in the FIELD OF USE, and a non-exclusive right and license to use the FOUNDATION TECHNICAL INFORMATION, to make, have made, use, import, sell and offer for sale FOUNDATION LICENSED PRODUCT(S) in the FIELD OF USE.

         2.2 This license grant is exclusive except that FOUNDATION and CORNELL may use the FOUNDATION PATENT RIGHTS for educational and research purposes only. However, neither FOUNDATION nor CORNELL shall, under any circumstances, use or permit others to use the FOUNDATION PATENT RIGHTS to commercialize any product or service or to import, make, have made, offer, use or sell any product or service in return for payment.

         2.3 MARC acknowledges that pursuant to Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency. Pursuant to these laws, the government may impose certain requirements regarding such intellectual property, including but not limited to the requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States. This license grant is expressly subject to all applicable United States government rights as provided in the above-mentioned laws and any regulations issued under those laws, as those laws or regulations may be amended from time to time.

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         2.4 MARC shall have the right to grant sublicenses under this AGREEMENT with prior written approval by FOUNDATION, not to be unreasonably withheld or delayed, which may be withheld only if the intended sublicensee is an UNACCEPTABLE PARTY. If the intended sublicensee shall not be an UNACCEPTABLE PARTY, FOUNDATION's failure to approve such sublicense agreement shall be without effect and MARC shall not be in breach of this AGREEMENT for entering into such sublicense. If MARC fails to obtain the prior written consent of FOUNDATION to a sublicense agreement to an UNACCEPTABLE PARTY, FOUNDATION shall have the right to require that the sublicense be terminated and, if the sublicense shall not be terminated within thirty (30) days after notice to that effect from FOUNDATION, that shall be deemed to be a breach of this AGREEMENT. Any sublicenses granted by MARC under this AGREEMENT shall contain all the provisions of this AGREEMENT which are protective of and beneficial to FOUNDATION and shall comply with the following:

             2.4.1 In each such sublicense, MARC shall require that the sublicensee be subject to the terms and conditions of the license granted to MARC under this AGREEMENT. MARC shall be responsible to FOUNDATION for the payment of royalties on SALES made by sublicensees as though they were SALES by MARC.

             2.4.2 In addition to the royalties due pursuant to Paragraph 3.1.2, if any sublicensee shall make an ADDITIONAL PAYMENT to MARC, then MARC shall pay FOUNDATION an amount equal to ten percent (10%) of such ADDITIONAL PAYMENT.

             2.4.3 Within thirty (30) days after MARC enters into any sublicense, MARC shall send to FOUNDATION a complete copy of the sublicense.

             2.4.4 Even if MARC enters into sublicenses, MARC remains primarily liable to FOUNDATION for all of MARC's duties and obligations contained in this AGREEMENT, and any act or omission of a sublicensee which would be a breach of this AGREEMENT if performed by MARC shall be deemed to be a breach by MARC of this AGREEMENT, but only after MARC receives actual notice of such breach in writing.

         2.5 In the event MARC makes a COMPLETE TRANSFER, MARC agrees to pay FOUNDATION fifty percent (50%) of the consideration received by MARC in connection with such COMPLETE TRANSFER, after the deduction by MARC of (i) all costs incurred in connection with such


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COMPLETE TRANSFER, and (ii) all UNRECOUPED COSTS. Notwithstanding any other provision of this AGREEMENT, such payment shall be in lieu of and in substitution for any other amounts which are or may be payable to FOUNDATION under any provision of this AGREEMENT by MARC or the transferee from and after such COMPLETE TRANSFER.

         2.6 MARC shall use its diligent efforts consistent with sound and reasonable business practices and judgment, to effect commercialization of FOUNDATION LICENSED PRODUCT(S) and agrees to satisfy the following milestones:

              2.6.1 MARC agrees to fund research either at WMC under the SPONSORED RESEARCH AGREEMENT or otherwise, in the amount of at least one million dollars ($1,000,000) over a period of three (3) CONTRACT YEARS.

              2.6.2 Within one year from the date the SPONSORED RESEARCH AGREEMENT shall terminate, MARC agrees to invest one million dollars ($1,000,000) in the development of the FOUNDATION LICENSED PRODUCT(S).

              2.6.3 MARC agrees to invest an aggregate of ten million dollars ($10,000,000) (which shall include the amounts set forth in Paragraphs 2.6.1 and 2.6.2 of this AGREEMENT) in the development of the FOUNDATION LICENSED PRODUCT(S) by December 31, 2008.

         In the event that MARC shall not satisfy any of the provisions of this
Section 2.6, FOUNDATION's sole remedy shall be to terminate this AGREEMENT, pursuant to Article 5.

         2.7 Within sixty (60) days after the start of each CONTRACT YEAR after the first CONTRACT YEAR, until MARC has a FOUNDATION LICENSED PRODUCT available for commercial sale, MARC shall make a written annual report to FOUNDATION covering the preceding CONTRACT YEAR, regarding the progress of MARC toward commercial use of FOUNDATION LICENSED PRODUCT. Such report shall include, at a minimum, information sufficient to enable FOUNDATION to satisfy reporting requirements of the U.S. Government and for FOUNDATION to ascertain progress by MARC toward meeting the diligence requirements of this Article 2.

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3.  FEES AND ROYALTIES

         3.1 LICENSE INITIATION FEE AND ROYALTIES

             3.1.1 In partial consideration of the exclusive license granted to MARC, MARC shall pay FOUNDATION within thirty (30) days of the EFFECTIVE DATE, a non-refundable license initiation fee of fifty thousand dollars ($50,000).

             3.1.2 In further consideration of the exclusive license granted to MARC, MARC shall pay FOUNDATION a royalty of seven percent (7%) on the NET SALES of FOUNDATION LICENSED PRODUCT(S), in countries in which there is a VALID CLAIM under the FOUNDATION PATENT RIGHTS, less fifty percent (50%) of any royalties paid by MARC to a third party with respect to the SALES of the FOUNDATION LICENSED PRODUCT(S) with respect to which such NET SALES shall have been earned, provided, however, that in no event shall the royalty payable to FOUNDATION be less than four percent (4%).

             3.1.3 In further consideration of the exclusive license granted to MARC, MARC shall pay FOUNDATION within thirty (30) days following the occurrence of each of the events set forth below, the following developmental milestone payments:

          Submission of an IND                                   $US    50,000
          Initiation of Phase I Clinical Trial                   $US    62,500
          Initiation of Phase II Clinical Trial                  $US   125,000
          Initiation of Phase III Clinical Trial                 $US   200,000
          FDA (or equivalent) Approval                           $US 1,000,000
          1 Year Anniversary from FDA (or equivalent) Approval   $US   750,000

             3.1.4 Beginning with the CONTRACT YEAR following the CONTRACT YEAR in which the first sale of FOUNDATION LICENSED PRODUCTS occurs under this AGREEMENT, and in each CONTRACT YEAR thereafter in which this AGREEMENT is in force, MARC shall pay FOUNDATION a minimum annual royalty for the CONTRACT YEAR. Payment shall be due on the


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anniversary of the EFFECTIVE DATE and will be considered as an advance against the royalties otherwise due to FOUNDATION from MARC for that CONTRACT YEAR. Minimum annual royalties are not refundable or applicable to succeeding CONTRACT YEARS. The minimum annual royalty payment shall be one hundred thousand dollars ($100,000) for each CONTRACT YEAR to which the minimum annual royalty applies.

             3.1.5 NET SALES of any FOUNDATION LICENSED PRODUCT shall not be subject to more than one royalty payable to FOUNDATION under any agreement between FOUNDATION and MARC; such royalty shall be the highest applicable royalty under this AGREEMENT.

         3.2 REPORTS AND RECORDS

             3.2.1 MARC shall deliver to FOUNDATION within sixty (60) days after the end of each CALENDAR QUARTER a true and correct report, certified by an officer of MARC, setting forth the calculation of the royalties due to FOUNDATION for such CALENDAR QUARTER, including, without limitation:

                  3.2.1.1 Number of FOUNDATION LICENSED PRODUCTS involved in SALES, listed by country in which such SALES were made.

                  3.2.1.2  NET SALES.

                  3.2.1.3 Qualifying costs, as defined in Paragraph 1.10 listed by category of cost.

                  3.2.1.4 NET SALES listed by country in which such sales were made.

                  3.2.1.5 Royalties owed to FOUNDATION, listed by category, including without limitation earned, sublicensee-derived, and minimum royalty categories.

                  3.2.1.6 Minimum royalty payments credited against earned royalty amounts.

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             3.2.2 MARC shall pay the royalties due under Paragraph 3.1 within sixty (60) days following the last day of the CALENDAR QUARTER in which the royalties accrue, and together with the report described in Paragraph 3.2.1, such report shall be submitted regardless of whether or not royalties are owed.

             3.2.3 MARC shall maintain and cause its AFFILIATES, and sublicensees, to maintain, complete and accurate books and records which enable the royalties, fees, and payments payable under this AGREEMENT to be verified. The records for each CALENDAR QUARTER must be maintained for five (5) years after the submission of each report under this Article 3. Upon not less than thirty (30) days prior written notice to MARC, MARC shall provide an independent auditor selected by FOUNDATION and subject to the approval of MARC, which approval shall not be unreasonably withheld or delayed, with access to all books and records relating to the SALES of FOUNDATION LICENSED PRODUCTS by MARC and its AFFILIATES, and sublicensees, to conduct a review or audit of those books and records. Access to these books and records pertaining to NET SALES must be made available no more than once each calendar year, during normal business hours, and once each year during each of the five (5) years after expiration or termination of this AGREEMENT. This paragraph shall survive termination of this AGREEMENT.

         3.3 CURRENCY, PLACE OF PAYMENT, INTEREST

             3.3.1 All dollar amounts referred to in this AGREEMENT are expressed in United States dollars. All payments to FOUNDATION under this AGREEMENT must be made in United States dollars by check payable to "Cornell Research Foundation, Inc." and sent to the address specified in Paragraph 10.4. For electronic transfer, all payments should be sent to the following address:

                  Tompkins Trust Company
                  The Commons
                  Ithaca, NY 14851
                  ABA# 021302648
                  ACCOUNT NUMBER: 01-101-007353


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             3.3.2 If MARC receives revenues from SALES of FOUNDATION LICENSED
PRODUCTS in currency other than United States dollars, such revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the CALENDAR QUARTER in which such royalties were earned.

             3.3.3 Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one percent (1%) per month, or the maximum allowed by law, whichever is less.

4.  CONFIDENTIALITY.

         4.1 CONFIDENTIAL INFORMATION means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that the disclosing party identifies in writing as confidential or proprietary at the time it is delivered or communicated to the receiving party.

         4.2 The receiving party agrees to maintain in confidence and not to disclose to any third party any CONFIDENTIAL INFORMATION of the disclosing party except the receiving party shall be permitted to disclose CONFIDENTIAL INFORMATION to third parties and employees engaged by the receiving party provided such third parties agree to be bound by the confidentiality provisions of this AGREEMENT as set forth in Paragraphs 4.2 and 4.3. The receiving party agrees to ensure that its employees have access to CONFIDENTIAL INFORMATION only on a need-to-know basis and are obligated in writing to abide by the receiving party's obligations under this AGREEMENT. The foregoing obligations of confidentiality shall not apply to:

             4.2.1 information that is in the public domain through publication or otherwise prior to disclosure hereunder;


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             4.2.2 information that is known to the receiving party or
independently developed by the receiving party prior to the time of disclosure hereunder, in each case, to the extent evidenced by written records;

             4.2.3 information disclosed to the receiving party by a third party that has a legal right to make such disclosure;

             4.2.4 information that becomes patented, published or otherwise part of the public domain through no act or fault of the receiving party; or

             4.2.5 information that is required to be disclosed by law or by order of United States governmental authority or a court of competent jurisdiction; provided that the receiving party must use reasonably diligent efforts to obtain confidential treatment of such information by the agency or court.

         4.3 MARC shall not be obligated to accept any CONFIDENTIAL INFORMATION from FOUNDATION.

5.  TERM AND TERMINATION

         5.1 This AGREEMENT, unless sooner terminated as provided in this AGREEMENT, shall expire when the last of the FOUNDATION PATENT RIGHTS (a) expires, (b) is finally adjudged or declared invalid or unenforceable by a non-appealable decision of a court or agency of competent jurisdiction or, (c) becomes abandoned or unenforceable, whichever shall occur first.

             5.1.1 MARC may, upon sixty (60) days written notice to FOUNDATION, terminate this AGREEMENT by doing all of the following:

                 5.1.1.1 ceasing to make, have made, use, import, sell and offer for SALE all FOUNDATION LICENSED PRODUCTS; and

                 5.1.1.2 terminating all sublicenses and causing all AFFILIATES, and sublicensees,


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             to cease making, having made, using, importing, selling and offering for SALE all FOUNDATION LICENSED PRODUCTS; and

                 5.1.1.3 paying all monies then owed to FOUNDATION under this
             AGREEMENT.

             5.1.2 FOUNDATION may terminate this AGREEMENT by giving MARC ten
(10) days written notice of intention to terminate if any of the following occur:

                  5.1.2.1 MARC is in default in payment of license fees, milestone payments, royalties, cost reimbursements or in providing any report;

                  5.1.2.2  MARC breaches any provision of this AGREEMENT;

and MARC does not cure any such default within sixty (60) days after receipt by MARC of written notice thereof.

             5.1.3 Upon termination of this AGREEMENT pursuant to Paragraph 5.1 by either party prior to expiration, MARC and its AFFILIATES, and sublicensees shall have the right to sell thereafter for one hundred eighty (180) days only
(a) FOUNDATION LICENSED PRODUCTS in inventory on the termination date, (b) FOUNDATION LICENSED PRODUCTS then in the process of manufacture, and (c) FOUNDATION LICENSED PRODUCTS with respect to which firm commitments for manufacture have been made at the time of termination by reason of either of (i) any contract for the purchase of materials or services to be used in the manufacture of FOUNDATION LICENSED PRODUCTS, or (ii) any contract for the sale of FOUNDATION LICENSED PRODUCTS. All such SALES shall be subject to the terms and conditions of this AGREEMENT relating to reporting and royalty payments.

             5.1.4 Upon expiration of this AGREEMENT as set forth in Paragraph
5.1 (a), (b), and (c) MARC shall have a paid-up license under the FOUNDATION PATENT RIGHTS and shall be free to use and disclose FOUNDATION CONFIDENTIAL INFORMATION.

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6.  PATENT MAINTENANCE AND REIMBURSEMENT

         FOUNDATION shall be solely responsible for and shall control the preparation, prosecution and maintenance of FOUNDATION PATENT RIGHTS during the term of this AGREEMENT. MARC shall reimburse FOUNDATION for all documented reasonable attorneys fees and expenses (including out-of-pocket expenses), official fees and other charges incident to the preparation, prosecution, and/or maintenance of FOUNDATION PATENT RIGHTS (for which FOUNDATION has not previously received reimbursement). MARC shall make such reimbursement to FOUNDATION within thirty (30) days after receipt by MARC of invoices for such unreimbursed fees, expenses and charges; provided however, that no payment under this Article 6 shall be due before sixty (60) days after the EFFECTIVE DATE.

7.  INFRINGEMENT AND LITIGATION

         7.1 FOUNDATION and MARC are responsible for notifying each other promptly of any infringement of FOUNDATION PATENT RIGHTS which may come to their attention. FOUNDATION and MARC shall consult one another in a timely manner concerning any appropriate response to the infringement.

         7.2 (a) MARC may initiate and prosecute a claim or suit for infringement of FOUNDATION PATENT RIGHTS at its own expense and in its own name and using counsel selected by MARC. If MARC initiates a suit for infringement of any FOUNDATION PATENT RIGHTS and such suit is dismissed or otherwise cannot proceed because FOUNDATION is not a party in such suit, then, at MARC's request, FOUNDATION shall join the action as a party plaintiff provided that MARC has provided FOUNDATION with pleadings and information relevant to the claim or suit for infringement that is not reasonably believed by or on behalf of MARC to be privileged or attorney work product. If FOUNDATION joins such suit at MARC'S request, MARC shall bear all expenses FOUNDATION incurs in connection with such action (including FOUNDATION's reasonable attorney's fees). If FOUNDATION is joined in such suit involuntarily, MARC shall bear all expenses FOUNDATION incurs in connection with such action from and after the date of joinder (including FOUNDATION's reasonable attorney's fees). FOUNDATION shall cooperate with MARC in


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prosecuting any claim for infringement at no expense to MARC, except for reasonable out of pocket expenses. In either case, MARC shall indemnify FOUNDATION for any and all loss, damage, or liability incurred by FOUNDATION as a result of such action (including loss, damage or liability as a result of any counterclaim asserted against FOUNDATION), provided, however, that in the event the action results in a final determination that any patent under FOUNDATION PATENT RIGHTS is unenforceable due to fraud on the Patent and Trademark Office committed by FOUNDATION, then MARC shall have no duty to indemnify FOUNDATION for any loss, damage, or liability FOUNDATION incurs as a direct consequence of the unenforceability of such patent.

         (b) MARC shall have the right to control prosecution of any claim or suit for infringement of the FOUNDATION PATENT RIGHTS, but shall seek the advice of FOUNDATION in conjunction with such claim or suit, and shall keep FOUNDATION informed regarding the progress of the claim or suit. MARC may not settle or compromise any claim contesting the validity of the FOUNDATION PATENT RIGHTS in a manner that imposes any obligations or restrictions on FOUNDATION or that grants rights in FOUNDATION PATENT RIGHTS or that concedes the invalidity of any of the FOUNDATION PATENT RIGHTS without first receiving the prior written permission of FOUNDATION, which shall not be unreasonably withheld or delayed; provided, however, that MARC shall have the right to settle any such claim or suit by granting sublicenses that it is otherwise permitted to grant under this AGREEMENT without first receiving the prior written consent of FOUNDATION.

         (c) FOUNDATION may not settle or compromise any infringement claim or suit or any suit contesting the validity of the FOUNDATION PATENT RIGHTS in a manner that imposes any obligations or restrictions on MARC or that grants rights in FOUNDATION PATENT RIGHTS to any third party that are inconsistent with the rights licensed to MARC under this Agreement without first receiving the prior written permission of MARC. Financial recoveries from any litigation prosecuted by MARC under this Article 7 will first be applied to reimburse MARC for its litigation expenditures (including reasonable attorneys fees) with any remaining recovery being paid to MARC, subject to payment of any royalty due FOUNDATION based on the provisions of Article 3.

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

         7.3 MARC's rights under Paragraph 7.2 are subject to the continuing right of FOUNDATION to intervene at the sole expense of FOUNDATION and join MARC in any claim or suit for infringement of the FOUNDATION PATENT RIGHTS. In addition, MARC shall have the right to request FOUNDATION to participate in and share the expense of any claim or suit for infringement of the FOUNDATION PATENT RIGHTS apart from those arising under Paragraph 7.2. If FOUNDATION voluntarily intervenes or accepts a request under this Paragraph by MARC to join in a claim or suit, then any consideration received by MARC after settlement or entry of a final judgment of such claim or suit shall be shared between FOUNDATION and MARC in proportion with their respective litigation expenses in such claim or suit, after first being applied to reimburse MARC and FOUNDATION for their expenses (including reasonable attorneys fees). Any consideration received by MARC as a result of such settlement or damage award after apportionment and reimbursement of the parties' attorneys fees shall also be subject to any royalty due to FOUNDATION pursuant to the provisions of Article 3.

         7.4 If MARC fails to prosecute any infringement, FOUNDATION may prosecute such infringement at its own expense, provided that it gives MARC at least sixty (60) days prior notice of its intention to file suit. In such event, FOUNDATION shall be entitled to retain from any recovery, the full amount of any settlement or award of damages or attorneys' fees. If MARC for legitimate business reasons requests during the notice period that FOUNDATION refrain from initiating suit and demonstrates to the satisfaction of FOUNDATION that refraining from instituting suit will not adversely affect the development or utilization of FOUNDATION LICENSED PRODUCTS or the amount of royalties and fees FOUNDATION would otherwise receive under this AGREEMENT, then FOUNDATION shall refrain from initiating such suit.

         7.5 In any action to enforce any of the FOUNDATION PATENT RIGHTS, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

         7.6 Regardless of which party controls a suit brought against an infringer, both parties shall participate in any settlement discussions and each will be a signatory to any settlement agreement.

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8.  DISCLAIMER OF WARRANTIES; INDEMNIFICATION

         8.1 THE FOUNDATION PATENT RIGHTS, FOUNDATION TECHNICAL INFORMATION, FOUNDATION LICENSED PRODUCTS, AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN "AS IS" BASIS AND FOUNDATION MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, FOUNDATION MAKES NO REPRESENTATIONS OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE FOUNDATION PATENT RIGHTS, FOUNDATION TECHNICAL INFORMATION, FOUNDATION LICENSED PRODUCTS, AND/OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY RIGHTS OF OTHERS. FOUNDATION SHALL NOT BE LIABLE TO MARC, MARC'S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO:
ANY CLAIM ARISING FROM MARC'S USE OF THE FOUNDATION PATENT RIGHTS, FOUNDATION TECHNICAL INFORMATION, FOUNDATION LICENSED PRODUCTS, AND/OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF FOUNDATION LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

         8.2 FOUNDATION states that, as of the EFFECTIVE DATE, FOUNDATION does not have actual knowledge, without investigation, that the manufacture, use, offer for sale, sale, or importation of any FOUNDATION LICENSED PRODUCT would infringe any claim of an in-force patent owned by a third party.

         8.3 MARC shall defend, indemnify and hold harmless FOUNDATION and CORNELL and their respective trustees, officers, agents, personnel, students, and employees (individually, an "Indemnified Party", and collectively, the "Indemnified Parties"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including

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reasonable attorney's fees) (individually, a "Liability", and collectively, the
"Liabilities") that results from or arises out of: (a) the development, use, manufacture, promotion, sale or other disposition of any FOUNDATION TECHNICAL INFORMATION, FOUNDATION PATENT RIGHTS, or FOUNDATION LICENSED PRODUCTS, by or on behalf of MARC, its AFFILIATES, its assignees, or sublicensees, vendors or other third parties; (b) any breach of this AGREEMENT by MARC, its AFFILIATES, its assignees, or sublicensees , vendors or other third parties; and (c) the enforcement by an Indemnified Party of this Paragraph. Without limiting the foregoing, MARC shall defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

                  8.3.1 any product liability or other claim of any kind related to the use by a third party of a FOUNDATION LICENSED PRODUCT, that was manufactured or sold by MARC, its AFFILIATES, its assignees, or sublicensees, vendors or other third parties;

                  8.3.2 a claim by a third party that the design, composition, manufacture, use, sale or other disposition of any FOUNDATION LICENSED PRODUCT that was manufactured or sold by MARC, its AFFILIATES, its assignees, or sublicensees, or vendors, infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party; and

                  8.3.3 clinical trials or studies conducted by or on behalf of MARC relating to the FOUNDATION PATENT RIGHTS, FOUNDATION TECHNICAL INFORMATION, or FOUNDATION LICENSED PRODUCTS, that were manufactured or sold by MARC, its AFFILIATES, its assignees, or sublicensees vendors, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study.

         8.4 MARC shall not be liable under any of the foregoing indemnities nor shall MARC have any obligation to indemnify or defend FOUNDATION unless MARC shall have been promptly notified in writing by FOUNDATION of the date that FOUNDATION received actual notice of the claim or suit for which indemnity or defense is being sought by FOUNDATION.

                  8.4.1 MARC shall not be required to defend, indemnify or hold FOUNDATION harmless for any liability arising out of the sole gross negligence of FOUNDATION, any intentional acts of FOUNDATION or the willful malfeasance of FOUNDATION.

         8.5 MARC may not settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on FOUNDATION or grants any rights to FOUNDATION TECHNICAL INFORMATION, FOUNDATION PATENT RIGHTS, or FOUNDATION LICENSED PRODUCTS, without FOUNDATION's prior written consent, which shall not be unreasonably withheld or delayed; provided however, that MARC may settle any such claim or action without FOUNDATION's consent by granting a sublicense. MARC shall be entitled to assume and control the defense of any such claim or action involving a Liability or the Liabilities, using counsel selected by MARC. If MARC fails or declines to assume and control the defense of any such claim or action within thirty (30) days after receipt by MARC of written notice thereof, FOUNDATION may assume the defense of such claim or action for the account and at the risk of MARC, and any Liabilities related thereto shall be conclusively deemed a liability of MARC. The indemnification rights of FOUNDATION or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

         8.6 INSURANCE

                  8.6.1 MARC shall procure and maintain and cause its AFFILIATES, and sublicensees, to procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $1,000,000 per incident and $10,000,000 annual aggregate as respects personal injury, bodily injury and property damage arising out of MARC's performance of this AGREEMENT.

                  8.6.2 MARC shall, upon commencement of clinical trials involving FOUNDATION LICENSED PRODUCTS, procure and maintain and cause its AFFILIATES, and sublicensees, to procure and maintain a policy or policies of product liability insurance in amounts consistent with industry standards for the development of other cancer therapies with respect to bodily injury and property damage arising out of MARC's performance of this AGREEMENT.

                  8.6.3 The policy or policies of insurance described in this Paragraph 8.6 must be issued by an insurance carrier with an A.M. Best rating of "A" or better and must name FOUNDATION and CORNELL as additional insureds with respect to MARC's performance of this AGREEMENT. MARC shall provide FOUNDATION with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates must provide that MARC's insurance carrier(s) will notify FOUNDATION in writing at least 30 days prior to cancellation or material change in coverage.

                  8.6.4 FOUNDATION may periodically review the adequacy of the minimum limits of liability insurance specified in this Paragraph and FOUNDATION reserves the right to require MARC to adjust the liability insurance coverage(s) to levels considered reasonable and customary in the industry for similar types of risk at that time. Such levels of liability insurance coverage for MARC will be comparable to other similarly situated or comparable biopharmaceutical licensees of FOUNDATION. The specified minimum insurance amounts do not constitute a limitation on MARC's obligation to indemnify FOUNDATION under this AGREEMENT

9.  USE OF FOUNDATION AND MARC NAMES

         9.1 MARC and its employees and agents may not use and MARC may not permit its sublicensees to use FOUNDATION's or CORNELL's name or any adaptation thereof, or any FOUNDATION or CORNELL seal, logotype, trademark, or service mark, or the name, mark, or logotype of any FOUNDATION or CORNELL representative or organization in any way without the prior written consent of the FOUNDATION or CORNELL, as appropriate, which shall not be unreasonably withheld or delayed. However, MARC shall be permitted to use the name of FOUNDATION or CORNELL in any manner that may be required as a matter of law. MARC shall submit to FOUNDATION prior to the release and FOUNDATION shall have the right to review and comment on that portion of any press releases or any other communication which shall contain reference to FOUNDATION or CORNELL, intended to be released in the public domain that may be prepared by MARC from time to time.

         9.2 FOUNDATION and its employees and agents may not use and FOUNDATION may not permit any third party to use the name of MARC, or any adaptation thereof, or any MARC seal, logotype, trademark or search mark, or the name, mark, or logotype of any MARC representative, affiliate, subsidiary or licensee in any way without the prior written consent of MARC, which shall not be unreasonably withheld or delayed.

10.  PUBLICATION

         It is the policy of FOUNDATION and CORNELL to promote and safeguard free and open inquiry by faculty, students and others. To further this policy, FOUNDATION and CORNELL shall retain the right to publish the TECHNOLOGY described in FOUNDATION PATENT RIGHTS. However, FOUNDATION shall provide MARC with a copy of manuscripts concerning the TECHNOLOGY no less than sixty (60) days prior to publication for the purpose of review, comment, and to allow time for filing patent applications.

11.  ADDITIONAL PROVISIONS

         11.1 Nothing in this AGREEMENT shall be deemed to establish a relationship of principal and agent between FOUNDATION and MARC, nor any of their agents or employees for any purpose whatsoever, nor shall this AGREEMENT be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

         11.2 MARC may not assign this AGREEMENT or any part of it, either directly or by merger or other operation of law, without the prior written consent of FOUNDATION, which shall not be unreasonably withheld or delayed, except that MARC shall have the unfettered right to transfer or assign its rights under this AGREEMENT or any part thereof, without prior written consent of FOUNDATION, as part of the sale, transfer or restructuring of MARC; provided, however, that at the time of such unfettered assignment or transfer, the proposed assignee or transferee is financially capable of fulfilling the relevant obligations of MARC under this AGREEMENT. Any such permitted assignee shall be required to assume the relevant obligations of MARC hereunder. Any prohibited assignment of this AGREEMENT or the rights hereunder shall be null and void. No assignment relieves MARC of responsibility for the performance of any accrued obligations, which it has actually incurred prior to such assignment.

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

         11.3 A waiver by either party of a breach of any provision of this AGREEMENT will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this AGREEMENT.

         11.4 Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the date dispatched if personally delivered, or as of the date of actual receipt if sent by public overnight courier (e.g. FedEx) or registered mail, postage prepaid, return receipt requested, and addressed as follows, or at such other address as a party shall have given notice of pursuant hereto:

If to FOUNDATION:

Payments and royalty reports to FOUNDATION shall be sent to:

Cornell Research Foundation, Inc.
20 Thornwood Drive, Suite 105
Ithaca, NY 14850
Attention: Accounting
Phone #:  (607) 257-1081
Fax #:    (607) 257-1015

All other communications to FOUNDATION shall be sent to:

Cornell Research Foundation, Inc.
418 E. 71st Street, Suite 61
New York, NY 10021
Attention: Brian J. Kelly, Vice President
Phone #: (212) 746-6186
Fax #:   (212) 746-6662

If to MARC:
Marc Pharmaceuticals, Inc.
One Canterbury Green, 8th Floor
Stamford, CT 06901
Attention: Joel San Antonio
Phone #: (203) 352-8817
Fax #:   (203) 327-1585
with a copy to:

Tannenbaum Helpern Syracuse & Hirschtritt LLP
900 Third Avenue
New York, New York 10022
Attention:  Stephen Rosenberg, Esq.
Phone #: (212) 508-6711
Fax #:   (212) 371-1084

         11.5 This AGREEMENT shall be construed and governed in accordance with the laws of the State of New York, without giving effect to conflict of law provisions. In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the State of New York with respect to any and all disputes concerning the subject of this AGREEMENT.

         11.6 FOUNDATION and MARC shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, or handicap.

         11.7 MARC shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this AGREEMENT. Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties' obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by MARC that MARC shall not export data or commodities to certain foreign countries without prior approval of such agency. FOUNDATION neither represents that a license is not required nor that, if required, it will issue.

         11.8 Any modification of this AGREEMENT must be in writing and signed by an authorized representative of each party.

         11.9 This AGREEMENT and the SPONSORED RESEARCH AGREEMENT constitutes the entire agreement between the parties and no variation, modification or waiver of any of the terms or conditions of the AGREEMENT or the SPONSORED RESEARCH AGREEMENT shall be deemed valid unless made in writing and signed by both parties. In the event of a conflict between this AGREEMENT and the SPONSORED RESEARCH AGREEMENT, each agreement shall governed in accordance with its terms. This AGREEMENT supersedes any and all prior agreements or understandings whether oral or written between FOUNDATION and MARC.













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         IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly authorized representatives as of the EFFECTIVE DATE.


CORNELL RESEARCH FOUNDATION, INC.   MARC PHARMACEUTICALS, INC.


By:________________________                      By:________________________
Name:  Brian J. Kelly                            Name:  Joel San Antonio
Title: Vice President                            Title: Chief Executive Officer

Date:______________________                      Date:________________________








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                                  ATTACHMENT 1

                          SPONSORED RESEARCH AGREEMENT
                       BETWEEN MARC PHARMACEUTICALS, INC.
                             AND CORNELL UNIVERSITY
                          FOR ITS WEILL MEDICAL COLLEGE

                                  ATTACHMENT 2

                     FOUNDATION PATENT RIGHTS AND TECHNOLOGY


1.  PCT APPLICATION NUMBER PCT/US/98/11456 (PCT Publication No. WO 98/55497)

2.  UNITED STATES PATENT APPLICATION NUMBER 09/089,894

3.  EUROPEAN PATENT APPLICATION NUMBER 98926258.9 (EP Publication No. 988,311)

4.  CANADIAN PATENT APPLICATION NUMBER 2,293,502












                                       2